Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES AGREEMENT WITH PRODUCT

DEVELOPMENT GURU, ROY SIMONSON

MEDWAY, MA, March 20, 2007 - Cybex International, Inc. (NASDAQ: CYBI), a leading exercise equipment manufacturer, announced that it has entered into an agreement with eNova Group Limited pursuant to which eNova will provide product design and development, marketing and sales concept consulting services to CYBEX on an exclusive basis over a multi-year period. As part of this arrangement, CYBEX has acquired eNova’s rights to a contemplated new line of strength products in a conceptual stage of development. CYBEX currently projects that this new line will be ready for introduction in mid-2008.

The principals of eNova include Roy Simonson and Stephen M. Williams, two of the most recognized names in the US fitness industry. Mr. Simonson is responsible for designing several fitness equipment lines that have made a significant impact on the fitness industry and has a number of important patents to his credit. Mr. Williams is an experienced executive with a great deal of global marketing, branding and technology development experience with several well regarded fitness and non-fitness related companies.

John Aglialoro, Chairman and CEO of CYBEX, stated: “We are excited about gaining the expertise of eNova, led by Roy Simonson and Steve Williams. Steve and Roy, both of whom once worked for CYBEX, are among the most talented individuals in our industry. Their combination with our talented and proven product development and marketing staff will create exciting opportunities for our company.”

Simonson stated, “We intend to bring to CYBEX what we and the industry have learned over the past twenty-five years to develop breakthrough fitness equipment.” Williams continued, “Roy and I are looking forward to supporting the CYBEX organization and accelerating the CYBEX mission. We invite our many industry colleagues to reconnect with us at the CYBEX booth during the upcoming IHRSA convention.” IHRSA, the International Health and Racquet Sports Association, convenes at San Francisco’s Moscone Center on March 29-31, 2007.

CYBEX anticipates that upfront costs under this arrangement will result in first quarter 2007 pre-tax expenses of around $500,000.

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user - from the professional athlete to the first-time exerciser - to improve daily human performance. For more information on CYBEX and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated April 4, 2006.